Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)
STATEMENTS OF OPERATIONS DATA BY SEGMENT

Three months ended March 31, 2019
(Dollars in millions)	SDG&E	SoCalGas	Sempra Texas Utility	Sempra Mexico	Sempra Renewables	Sempra LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,145	$1,361	$—	$383	$7	$141	$(139)	$2,898
Cost of sales and other expenses	(697)	(913)	—	(192)	(11)	(142)	98	(1,857)
Depreciation and amortization	(186)	(147)	—	(44)	—	(2)	(4)	(383)
Other income, net	22	16	—	19	—	—	25	82
Income (loss) before interest and tax(1)	284	317	—	166	(4)	(3)	(20)	740
Net interest (expense) income	(102)	(34)	—	(11)	7	10	(109)	(239)
Income tax (expense) benefit	(5)	(19)	—	(72)	10	(4)	48	(42)
Equity earnings, net	—	—	94	2	3	2	—	101
Earnings attributable to noncontrolling interests	(1)	—	—	(28)	(3)	—	—	(32)
Preferred dividends	—	—	—	—	—	—	(36)	(36)
Earnings (losses) from continuing operations	$176	$264	$94	$57	$13	$5	$(117)	492
Loss from discontinued operations								(51)
Earnings attributable to common shares								$441

Three months ended March 31, 2018(2)
(Dollars in millions)	SDG&E	SoCalGas	Sempra Texas Utility	Sempra Mexico	Sempra Renewables	Sempra LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,055	$1,126	$—	$308	$25	$104	$(82)	$2,536
Cost of sales and other expenses	(641)	(713)	—	(129)	(21)	(102)	60	(1,546)
Depreciation and amortization	(166)	(135)	—	(43)	(13)	(11)	(4)	(372)
Other income (expense), net	28	33	—	93	—	—	(2)	152
Income (loss) before interest and tax(1)	276	311	—	229	(9)	(9)	(28)	770
Net interest (expense) income	(51)	(27)	—	(15)	(3)	5	(86)	(177)
Income tax (expense) benefit	(56)	(59)	—	(155)	7	(12)	33	(242)
Equity earnings (losses), net	—	—	15	(41)	5	—	—	(21)
Losses attributable to noncontrolling interests	1	—	—	2	21	—	—	24
Preferred dividends	—	—	—	—	—	—	(28)	(28)
Earnings (losses) from continuing operations	$170	$225	$15	$20	$21	$(16)	$(109)	326
Earnings from discontinued operations								21
Earnings attributable to common shares								$347

(1)
Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(2)	Amounts have been retrospectively adjusted for discontinued operations.